UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2015

Strategic Storage Growth Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-193480

Maryland	46-2335760
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 872-1031

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On November 13, 2015, a subsidiary of Strategic Storage Growth Trust, Inc. (the “Registrant”) executed a purchase and sale agreement with an unaffiliated third party (the “Storage Spot Purchase Agreement”) for the acquisition of four self storage facilities (the “Storage Spot Portfolio”). The Storage Spot Portfolio consists of four self storage facilities located in the following areas in Toronto, Canada: Stoney Creek, Oakville, Burlington and Milton. On November 17, 2015, such subsidiary of the Registrant entered into an Assignment with a subsidiary of Strategic Storage Trust II, Inc. (“SST2”), a public non-traded REIT focused on stabilized self storage properties, for the assignment of the right to purchase the Burlington and Milton properties. The information in this Item 1.01 description is qualified in its entirety by the full Storage Spot Purchase Agreement which is attached as Exhibit 10.1 hereto and the Assignment of the Burlington and Milton properties which is attached as Exhibit 10.2 hereto.

The purchase price for the Storage Spot Portfolio is approximately $51 million CAD, plus closing costs and acquisition fees.

A summary of the properties in the Storage Spot Portfolio is as follows:

Property	Address	Purchase Price	Year Built	Approx. Sq. Ft. (net)	Approx. Units
Stoney Creek – Ontario	365 Fruitland, Stoney Creek, Ontario	$2,115,000 CAD	2016	81,600	780
Oakville – Ontario	2055 Cornwall Road, Oakville, Ontario	$16,850,000 CAD	2016	82,400	820
Burlington – Ontario	1207 Appleby Line, Burlington, Ontario	$19,175,000 CAD	2011	79,700	910
Milton – Ontario	530 Martin Street, Milton, Ontario	$12,825,000 CAD	2006	70,100	850

Totals		$50,965,000 CAD		313,800	3,360

Pursuant to the Assignment executed by a subsidiary of SST2, the Registrant anticipates that (1) it will acquire the Stoney Creek and Oakville properties, and (2) SST2 will acquire the Burlington and Milton properties. The Stoney Creek and Oakville properties are currently under development. The Oakville property is a certificate of occupancy deal that the Registrant expects to be completed by the time of closing, with an additional to-be-completed retail component, and the Stoney Creek property is a development deal that the Registrant expects to get permitted and developed over the next approximately 18 months. The Oakville property has existing debt with Bank of Montreal, which has indicated it will likely allow an assumption. In connection with the Assignment, SST2 will indemnify us in connection with its potential acquisition of the Burlington and Milton properties.

The Registrant expects to close the acquisition of the Stoney Creek and Oakville properties in the first quarter of 2016 and to fund such acquisition with a combination of net proceeds from its public offering and a credit facility or other debt financing.

Since the Stoney Creek and Oakville properties are located in Canada, a subsidiary of SmartStop Asset Management, LLC, the Registrant’s sponsor, will manage the Stoney Creek and Oakville properties and such properties will be branded using the SmartStop® Self Storage brand.

Pursuant to the Storage Spot Purchase Agreement and the Assignment, the Registrant will be obligated to purchase the Stoney Creek and Oakville properties only after satisfactory completion of agreed upon closing conditions. The Registrant will decide whether to acquire the Stoney Creek and Oakville properties generally based upon:

•	the ability of the Registrant to raise sufficient net proceeds from its public offering and drawdown additional funds through future credit facilities;

•	approval by the board of directors of the Registrant to purchase the Stoney Creek and Oakville properties;

•	satisfactory assumption terms offered by the Oakville property’s construction lender;

•	satisfaction of the conditions to the acquisition in accordance with the Storage Spot Purchase Agreement; and

•	no material adverse changes relating to the Stoney Creek and Oakville properties, the seller of the Stoney Creek and Oakville properties or certain economic conditions.

There can be no assurance that the Registrant will complete the acquisition of the Stoney Creek and Oakville properties. In some circumstances, if the Registrant fails to complete the acquisition, it may forfeit up to approximately $560,000 CAD in earnest money on the Storage Spot Portfolio.

Other properties may be identified in the future that the Registrant may acquire prior to or instead of the Stoney Creek and Oakville properties. Due to the considerable conditions to the consummation of the acquisition of the Stoney Creek and Oakville properties, the Registrant cannot make any assurances that the closing of the Stoney Creek and Oakville properties is probable.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.

10.1    Storage Spot Purchase Agreement

10.2    Assignment of the Burlington and Milton properties

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE GROWTH TRUST, INC.

Date: November 19, 2015	By:	/s/ Michael S. McClure

Michael S. McClure
Executive Vice President and Chief Financial Officer